Exhibit 99.1

AITX’s Subsidiary’s Largest Dealer Nears 100 Booked and Deployed Devices

RAD Books 51 Devices Through Single Dealer in June 2023

Detroit, Michigan, June 29, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has recently booked 6 orders for a variety of security solutions. These orders, totaling 51 devices, are being facilitated through one of RAD’s largest authorized dealers.

Once these 51 units are deployed the product mix will be a robust mix of the following:

●	72 ROSA™ security devices
●	17 AVA™ access control solutions
●	4 ROSA-P Tandem units
●	3 SCOT™ towers

In June 2023, this single dealer has placed 6 orders consisting of a total of 39 ROSAs, 11 AVAs, and 1 SCOT. The dealer, whose identity is expected to be named in the next few weeks, has been an authorized dealer since 2018, and is one of the nation’s largest providers of security services.

“This dealer is ramping up, and in a big way,” said Steve Reinharz, CEO of AITX and RAD. “Over the years we have proven ourselves again and again, supporting them in every way conceivable, and it’s starting to pay off. Together, we’re actively planning a major national expansion. I anticipate amazing results from this relationship.”

The Company noted that the dealer’s end-user client base extends to major retailers (both big and small box), manufacturing and distribution centers, commercial properties, and other esteemed organizations.

“This surge in activity is a testament to the hard work and dedication of our dealer channel and sales team,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “The sheer magnitude of the sales opportunities in RAD’s sales pipeline reflects the trust and confidence the market has placed in our solutions. We are fully committed to capitalizing on this momentum, converting these opportunities into recurring monthly revenue.”

The Company stated that all units are expected to be shipped and deployed later this summer, upon final processing of the received orders.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

AVA (Autonomous Verified Access) is a compact and stanchion mountable unit that provides an edge-to-edge 180° field of vision with advanced access control over gates and other controlled points of entry. AVA takes full advantage of the RAD Software Suite providing an ideal solution for logistics and distribution centers, storage yards, parking structures and lots, corporate campuses; anywhere that increased visibility is needed at a fraction of the cost. At ISC West 2022, AVA was named a winner of the SIA New Products and Solutions Awards in the category of Access Control Software, Hardware, Devices and Peripherals.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

###

Steve Reinharz

949-636-7060
@SteveReinharz